Exhibit 16.1

SCHUMACHER & ASSOCIATES, INC.

Certified Public Accountants

2525 15th Street, Suite 3H

Denver, CO   80211

(303) 480-5037   FAX (303) 480-5038

October 24, 2006

United States Securities and Exchange Commission

Mail Stop 11-3

450 Fifth Street, N. W.

Washington D.C. 20549

Re:          Better Biodiesel, Inc., formerly Mountain States Holdings, Inc.

Dear Sirs/Madams:

The undersigned Schumacher & Associates, Inc. previously acted as independent accountants to audit the financial statements of Better Biodiesel, Inc., formerly Mountain States Holdings, Inc.  We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Better Biodiesel, Inc.’s, (formerly Mountain States Holdings, Inc.) statements included under Item 4 of its Form 8-K dated October 19, 2006, and we agree with such statements as they relate to us, except for the statement  regarding no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, that if not resolved to our satisfaction, would have caused us to make reference thereto in the reports regarding the Registrant’s financial statements, and we are not in a position to agree or disagree with the statement that our termination as the Company’s principal accountants was approved by the Board of Directors.

We were engaged to audit the financial statements of the Registrant’s newly acquired wholly-owned subsidiary.  As a part of our auditing procedures we selected a sample of approximately 90 disbursements for testing.  Preliminarily we were informed that support existed for approximately only 30 of the disbursements.  We were informed that the majority of the missing support documents were destroyed by a fire.  Management suggested that copies of cancelled checks and bank statements be considered as adequate support.  We indicated to them that we needed additional documentation and suggested that they request replacement documentation from vendors.  Management suggested that disbursements that could not be supported could be considered as expenses of a related party and not expenses of the entity we were auditing.  We indicated that if they were expenses of the company that we were auditing, they could not be reclassified as expenses of the related party.  When we specifically asked for support for material payments to someone that was treated as an independent contractor, we were informed that the person had left the country and that he could not be reached to confirm the payment and the business purpose.  When we asked if IRS Form 1099’s were prepared for independent contractors, we were informed that none were prepared.  Management indicated that they would attempt to obtain support for the disbursements.  Prior to resolution of any of these matters, we were dismissed as auditors.

Please note, that we never completed the audit of the wholly-owned subsidiary of the Registrant.  Therefore, information included herein is unaudited and is based on preliminary information not subjected to completed final documentation.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

Schumacher & Associates, Inc.